UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-111347

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-133267

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-135747

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-143883

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-145586

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-155693

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-159039

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-167384

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-170615

UNDER THE SECURITIES ACT OF 1933

CLINICAL DATA, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2573920
(State or Other Jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

One Gateway Center, Suite 702 Newton, MA 02458 (617) 527-9933	David Solomon Vice President, Clinical Data, Inc. c/o Forest Laboratories, Inc. 909 Third Avenue New York, NY 10022 (212) 421-7850
(Address and Telephone Number of Registrant’s Principal Executive Offices)	(Name, Address and Telephone Number of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Clinical Data, Inc., a Delaware corporation (“Clinical Data”), remove from registration all securities registered under the following registration statements (each a “Registration Statement,” and collectively, the “Registration Statements”) filed by Clinical Data with the United States Securities and Exchange Commission (the “SEC”) (note that the numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

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Registration Statement on Form S-3 (Registration No. 333-111347), originally filed with the SEC on December 18, 2003, pertaining to the registration of 2,672,500 shares of the common stock, $0.01 par value, of Clinical Data (the “Common Stock”), including 445,850 shares of Common Stock issuable upon conversion of 44,585 shares of Series A Preferred Stock of Clinical Data, 2,026,650 shares of Common Stock issued upon conversion of 202,665 shares of Series A Preferred Stock of Clinical Data, and 200,000 shares of Common Stock held by an officer and director of Clinical Data.

•

Registration Statement on Form S-3 (Registration No. 333-133267), originally filed with the SEC on April 13, 2006, pertaining to the registration of 1,436,898 shares of Common Stock, including 722,502 shares of Common Stock held by certain selling stockholders, 109,224 shares of Common Stock issuable upon the conversion of a convertible note held by a selling stockholder, and 605,172 shares of common stock issuable upon exercise of warrants held by certain selling stockholders.

•

Registration Statement on Form S-3 (Registration No. 333-135747), originally filed with the SEC on July 13, 2006, pertaining to the registration of 1,559,672 shares of Common Stock, including 1,039,783 shares of Common Stock held by certain selling stockholders, and 519,889 shares of Common Stock issuable upon exercise of warrants held by certain selling stockholders.

•

Registration Statement on Form S-3 (Registration No. 333-143883), originally filed with the SEC on June 19, 2007, pertaining to the registration of an indeterminate number of shares of Common Stock and preferred stock; an indeterminate principal amount of debt securities; and an indeterminate amount of warrants to purchase Common Stock, preferred stock or debt securities in an aggregate initial offering price not to exceed $150,000,000, as amended by the Registration Statement on Form S-3 (Registration No. 333-167384), filed with the SEC on June 8, 2010, to register an indeterminate number of additional shares of Common Stock with an aggregate initial offering price not to exceed $5,332,500.

•

Registration Statement on Form S-3 (Registration No. 333-145586), originally filed with the SEC on August 20, 2007, pertaining to the registration of 75,051 shares of Common Stock, including 15,082 shares of Common Stock held by certain selling stockholders and 59,969 shares of Common Stock issuable upon exercise of warrants held by certain selling stockholders.

•

Registration Statement on Form S-3 (Registration No. 333-155693), originally filed with the SEC on November 25, 2008, pertaining to the registration of 2,272,383 shares of Common Stock, including 1,514,922 shares of Common Stock held by certain selling stockholders, and 757,461 shares of Common Stock issuable upon exercise of warrants held by certain selling stockholders.

•

Registration Statement on Form S-3 (Registration No. 333-159039), originally filed with the SEC on May 7, 2009, pertaining to the registration of 9,165,900 shares of Common Stock, including 6,110,600 shares of Common Stock issuable upon conversion of $50,000,000 in aggregate principal amount of convertible notes at a conversion price of $8.18250 per share, and 3,055,300 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock, as amended on July 1, 2009, July 24, 2009, and July 29, 2009.

•

Registration Statement on Form S-3 (Registration No. 333-170615), originally filed with the SEC on November 15, 2010, pertaining to the registration of an indeterminate number of shares of Common Stock and preferred stock; an indeterminate principal amount of debt securities; an indeterminate number of warrants to purchase common stock, preferred stock or debt securities; and such indeterminate number of units with an aggregate initial offering price not to exceed $200,000,000.

On April 12, 2011, Forest Laboratories, Inc. (“Forest”), through its indirect wholly-owned subsidiary Magnolia Acquisition Corp. (“Magnolia”), acquired approximately 82.8% of the outstanding shares of Clinical Data’s common stock, on a fully-diluted basis, following the successful completion of a tender offer (the “Offer”) for all outstanding shares of common stock of, and certain outstanding notes and warrants convertible into the common stock of, Clinical Data. On April 12, 2011, subsequent to the acceptance of securities in the Offer, Magnolia converted the entire principal amount of the convertible notes it acquired in the Offer into 6,110,599 shares of common stock and became the owner of more than 90% of the outstanding shares of common stock. Pursuant to the Agreement and Plan of Merger, dated as of February 22, 2011, as amended by Amendment No. 1, dated as of April 4, 2011, among Forest, FL Holding CV, an indirect wholly-owned subsidiary of Forest, Magnolia and Clinical Data (the “Merger Agreement”), Forest completed its acquisition of Clinical Data following the conversion of the convertible notes by effecting the short-form merger (the “Merger”) on April 13, 2011 in accordance with Section 253 of the Delaware General Corporation Law.

Pursuant to the Merger, Magnolia has merged with and into Clinical Data, with Clinical Data continuing as the surviving corporation and a wholly-owned subsidiary of Dogwood Holding Corp., an indirect wholly-owned subsidiary of Forest and the direct parent of Magnolia prior to the consummation of the Merger. Each share of Clinical Data’s common stock, and certain outstanding Clinical Data warrants, that were outstanding immediately prior to the effective time of the Merger and that were not accepted for payment pursuant to the Offer (other than shares held by Magnolia or Clinical Data, or shares held by Clinical Data stockholders who have and validly exercise appraisal rights under Delaware law) were, at the effective time of the Merger, canceled and converted into the right to receive the same consideration per share or warrant that would have been paid pursuant to the Offer (as stipulated in the Merger Agreement) had those securities been tendered in the Offer.

As a result of the Merger, Clinical Data has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by Clinical Data in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities registered under each such Registration Statement that remain unsold at the termination of the applicable offering. Clinical Data hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to Form S-3 Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 13, 2011.

CLINICAL DATA, INC.

By:	/s/ David Solomon
David Solomon
Vice President, Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacity and on the date included.

Signature	Title	Date

/s/ Howard Solomon	President, Director (Principal Executive Officer)	April 13, 2011
Howard Solomon

/s/ Francis I. Perier, Jr.	Vice President (Principal Financial and Accounting Officer)	April 13, 2011
Francis I. Perier, Jr.

/s/ David Solomon	Vice President, Director	April 13, 2011
David Solomon

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